EXHIBIT 10.1
RETIREMENT AND GENERAL RELEASE AGREEMENT
     This RETIREMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into as of October 5, 2005 (the “Effective Date”), by and between Dex Media, Inc. (the “Company”) and Robert M. Neumeister, Jr. (the “Executive”).
RECITALS:
     WHEREAS, Executive has served as the Executive Vice President and Chief Financial Officer of the Company;
     WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of January 2, 2003 (the “Employment Agreement”);
     WHEREAS, Executive desires to retire from employment with, and step down as the Executive Vice President and Chief Financial Officer of, the Company;
     WHEREAS, the Company and Executive desire to provide for an orderly transition of Executive’s duties and responsibilities; and
     WHEREAS, the Company and Executive desire to set forth the parties’ respective rights and obligations upon Executive’s retirement;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. As used herein, the following terms shall have the following respective meanings:
     (a) “Auditors” has the meaning set forth in Section 3.5.
     (b) “Change of Control” means on or prior to June 30, 2006 (i) the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, R.H. Donnelley Corporation and Forward Acquisition Corp.; (ii) the occurrence of any other “Corporate Event,” as defined in the Plan, or “Change in Control,” as defined in the Option Agreements; or (iii) the sale of all or substantially all the Company’s assets to a third party.
     (c) “Code” means the Internal Revenue Code of 1986, as amended.
     (d) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1996.
     (e) “Gross-Up Payment” has the meaning set forth in Section 3.5.

     (f) “Option Agreements” has the meaning set forth in Section 3.4.
     (g) “Options” has the meaning set forth in Section 3.4.
     (h) “Parachute Tax” has the meaning set forth in Section 3.5.
     (i) “Payment” has the meaning set forth in Section 3.5.
     (j) “Plan” means the Company’s 2002 Stock Option Plan, as amended.
     (k) “Releasees” has the meaning ascribed thereto in Section 4.1.
     (l) “Retirement Date” means January 2, 2006.
     (m) “Transition Period” means the period from October 6, 2005 through January 2, 2006.
     (n) “Transition Services” has the meaning ascribed thereto in Section 2.3.
     (o) “Vesting Notification Date” has the meaning ascribed thereto in Section 3.4(c).
ARTICLE 2
RETIREMENT; TRANSITION SERVICES
     2.1 Retirement. Executive hereby: (i) voluntarily resigns as the Executive Vice President and Chief Financial Officer of the Company, and any subsidiaries of the Company, effective as of Effective Date and (ii) agrees to retire as an employee of the Company effective as of the close of the Company’s business on the Retirement Date.
     2.2 Termination of Employment Agreement. Except as provided in Section 5.1 of this Agreement, the Employment Agreement shall terminate as of the Effective Date.
     2.3 Transition Services. During the Transition Period, Executive will: (i) provide reasonable assistance in connection with the transition of the Company’s new Chief Financial Officer into such position and (ii) provide such additional assistance relating to the Company’s financial affairs as the Company’s Chief Executive Officer may from time to time reasonably request (the “Transition Services”). The Company will reimburse Executive for all reasonable expenses he incurs in connection with his provision of the Transition Services, provided that any invoice for reimbursable expenses shall be accompanied by an itemized account of such expenses, together with copies of receipts relating thereto.
     2.4 Office Space. As of October 6, 2005, the Company will not provide Executive with permanent office space. If reasonably necessary to render the Transition Services, the Company will make temporary office space available to Executive for such purpose. In addition, during the Transition Period, Executive’s e-mail and voice mail accounts and his phone extension at the Company will be kept active.

ARTICLE 3
COMPENSATION
     3.1 Compensation During Transition Period. During the Transition Period, the Company will continue to pay Executive his base salary ($27,083.33 per month). Such amount shall be paid in accordance with the Company’s normal payroll practices.
     3.2 Lump-Sum Payment. On January 3, 2006, the Company will pay Executive an amount equal to $984,375.00. The Company may, in its sole discretion, decide to pay such amount to Executive prior to January 3, 2006.
     3.3 Benefits.
     (a) During the Transition Period: (i) Executive will be entitled to receive all benefits customarily provided to executive employees of the Company (including, without limitation, medical, dental, vision, life insurance and access to financial planning) and (ii) Executive will be required to continue to make all personal contributions to such benefits at the rates in effect as of the Effective Date (or, for the month of January 2006, in accordance with the election made by Executive with respect to such month).
     (b) During the thirty-six (36) month period commencing February 1, 2006 and ending January 31, 2009, Executive will be entitled to receive continued health care (including medical, dental and vision) and welfare coverage under the Company’s plans with respect thereto. Executive shall be solely responsible for paying all premiums and other amounts payable with respect to such coverage (including the Company portion). Upon the expiration of such thirty-six (36) month period, Executive will be entitled, at his own cost, to purchase health care coverage pursuant to COBRA in accordance with the COBRA rules which are then in effect.
     3.4 Stock Options. The Company has previously granted stock options to Executive pursuant to the provisions of the Plan (the “Options”). Notwithstanding any contrary provisions in the Employment Agreement or in the Non-Qualified Stock Option Agreements relating to the Options (the “Option Agreements”), the parties agree as follows:
     (a) All Options that are vested and exercisable as of the date hereof and not exercised prior to the Retirement Date will remain outstanding following the Retirement Date and shall terminate and expire on June 30, 2006 if not exercised prior to such date.
     (b) Subject to Section 3.4(e), all time-vesting Options that are scheduled to vest on December 31, 2005 will vest on such date. All such Options will terminate and expire on June 30, 2006 if not exercised prior to such date.
     (c) Subject to Section 3.4(e), all performance-vesting Options that are first eligible to become vested based on the Company’s achievement of its 2005 EBITDA targets will vest to the same extent as applicable to the Company’s other senior executive officers, as determined by the Company’s Compensation Committee. Executive will be notified in writing of the extent of such vesting promptly after the Company’s Compensation Committee makes its determination with respect to such vesting (the date on which such notification is provided to Executive being referred to herein as the “Vesting Notification Date”). All such Options will terminate and expire ninety (90) days following the Vesting Notification Date if not exercised prior to such date.

     (d) Subject to Section 3.4(e), all Options (time-vesting and performance-vesting) that are first eligible to become vested with respect to the year ending December 31, 2006 will vest and become fully exercisable on the Retirement Date. All such Options will terminate and expire on December 31, 2006 if not exercised prior to such date.
     (e) Notwithstanding Sections 3.4(b), (c), and (d), all of the Executive’s outstanding Options will become fully vested and exercisable immediately prior to any Change of Control and, in connection with such Change of Control, will be converted into fully vested options of the acquiring entity that have substantially comparable economic value, on the same basis as applicable to the Company’s other senior executive officers. All such Options shall terminate and expire on December 31, 2006 (or such earlier date as may be required to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder) if not exercised prior to such date. For the avoidance of doubt, any Options (time-vesting and performance-vesting) that are first eligible to become vested with respect to the year ending December 31, 2007 (the “2007 Options”) will vest and become exercisable if and only if a Change in Control occurs on or prior to June 30, 2006; if no Change of Control has occurred by June 30, 2006, the 2007 Options will terminate and expire on such date.
     3.5 Tax Gross-Up.
     (a) If it is determined by the nationally recognized United States public accounting firm used by the Company immediately prior to any Change of Control (or such other nationally recognized United States public accounting firm as may be agreed to in writing by the Company and the Executive) (the “Auditors”) that any payment or benefit made or provided to the Executive in connection with this Agreement or otherwise (including without limitation any Option or other equity compensation award vesting) (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then the Company shall pay to the Executive, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). To the extent that the Company obtains a written opinion from the Auditors with respect to Parachute Tax issues, the Company shall direct the Auditors to extend such opinion to the Executive (to the extent that such extension is permitted by the Auditors).
     (b) The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by the Executive. The Company shall use reasonable efforts to ensure that by April 1 of each year, the Auditors will provide Executive with relevant information relating to their determination to enable Executive to prepare and file his federal tax returns with respect to the prior year. The Executive shall make proper payment of the amount of any Parachute Tax based on such determination, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment, provided that any information unrelated to the Parachute Tax may be deleted from the copies of the returns and documents delivered to the Company. If, after the Company’s payment to the Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or a determination is made by the Internal Revenue Service that would make the prior Gross-Up Payment amount not accurate, then within ten business days of such determination, the Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to the Executive the amount of any such increase; provided, however, that in no event shall the Executive have any such refund obligation if it is determined by the Company that to do so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time; and provided, further that if the Executive has prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by the Executive; and provided, further, that (i) the fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered, in connection with the Auditor’s determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company and (ii) the Company shall indemnify and hold the Executive harmless on an after-tax basis for any interest and penalties imposed upon the Executive to the extent that such interest and penalties are related to the Auditors’ determination of the Parachute Tax or the Gross-Up Payment. Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 3.5 shall survive the termination of his employment for any reason and the termination or expiration of this Agreement for any reason.
     3.6 Section 409A. The Company and the Executive intend that neither this Agreement nor the Option Agreements shall violate the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, and, to the extent Section 409A of the Code is applicable, the provisions of this Agreement and the Option Agreements shall be interpreted in accordance with this intention. Notwithstanding any provision of this Agreement or the Option Agreements to the contrary, in the event that any amounts payable to the Executive could reasonably be expected to be immediately taxable to the Executive under Section 409A of the Code and related department of Department of Treasury guidance, the Executive and the Company shall cooperate in good faith and shall take such reasonable actions as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and the intention of the parties as stated above.
     3.7 No Other Payments. Except as set forth in this Article 3, no compensation or other amounts shall be payable by the Company to Executive in connection with his retirement or the termination of his employment by the Company. The provision of the payments and benefits set forth in this Article 3 shall discharge all obligations of the Company to Executive in connection with his employment by the Company and in connection with the Claims released by Executive hereunder, other than vested benefits to which Executive may be entitled under the Dex Media Pension Plan or Savings Plan.
ARTICLE 4
RELEASE
     4.1 Release of Claims. In consideration of the covenants undertaken herein by the Company, and except for those obligations created by or arising out of this Agreement, Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, does hereby covenant not to sue, acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its successors and assigns, parents, subsidiaries, divisions and affiliated corporations, past and present, as well as its and their affiliates, directors, officers, shareholders, agents, attorneys, insurers and employees, past and present, and each of them (hereinafter collectively referred to as the “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against such Releasees, or any of them, arising out of or in any way connected with his employment relationship with the Company, or his retirement or resignation as an employee or officer of the Company, or any other transaction, occurrence, act or omission or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of such Releasees, or any of them, committed or omitted prior to the date of this Agreement, including specifically, but without limiting the generality of the foregoing, any claim under: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Civil Rights Act of 1991; (iii) the Age Discrimination in Employment Act of 1967, as amended; (iv) 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; (v) the Family and Medical Leave Act of 1993; (vi) the Americans with Disabilities Act of 1990, as amended; (vii) the Rehabilitation Act of 1973, as amended; (viii) the Fair Labor Standards Act of 1938, as amended; (ix) the Employee Retirement Income Security Act of 1974, as amended; or (x) any other applicable federal, state or local statute or ordinance. Notwithstanding the foregoing, the foregoing release by Executive shall not extend to any rights Executive may have in the future to: (i) indemnification under the Company’s certificate of incorporation or bylaws, law or agreement or (ii) any coverage to which executive may be entitled under Company’s Director and Officer insurance policies.
     4.2 Waiver of Unknown Claims. It is the intention of Executive in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified, including unknown claims. In furtherance of this intention, Executive hereby expressly waives any and all rights or benefits conferred by any federal, state or local statute regarding release of unknown or unsuspected claims.
     4.3 No Transferred Claims. Executive represents and warrants that he has not heretofore assigned or transferred to any third person any released matter or any part or portion thereof. Executive agrees to defend, indemnify and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred, whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
ARTICLE 5
ADDITIONAL COVENANTS
     5.1 Survival of Certain Provision of Employment Agreement. Sections 6, 7 and 8 of the Employment Agreement shall survive Executive’s retirement and the termination of the Employment Agreement; provided, however, that the term “Restricted Period” used in the Employment Agreement is hereby amended to mean the period commencing on the Effective Date and ending on June 30, 2007. Sections 6, 7 and 8 of the Employment Agreement, as so amended, are hereby incorporated herein by reference as if fully set forth in this Agreement.

     5.2 Confidentiality. Executive hereby agrees as follows:
     (a) Except as otherwise specifically provided in this Agreement, Executive will not disclose (in whole or in part) any of the terms or provisions of this Agreement or characterize any of the terms and provisions of this Agreement, or disclose any of the negotiations leading to the making of this Agreement to any other person or entity. Executive represents and warrants that he has not made any disclosure of any of the terms or provisions of this Agreement or any of the negotiations leading to the making of this Agreement to any other person or entity, other than his spouse, attorneys, financial advisors, accountants or tax advisors.
     (b) Executive agrees that he will not solicit or provoke any inquiry concerning the terms and provisions of this Agreement. In the event a request is made of either party by any person or entity (including, but not limited to, any government agency or authority acting or purporting to act under color of law), for the disclosure, in whole or in part, of the terms or provisions of this Agreement, such party will: (i) provide written notice within twenty-four (24) hours of such request to the other party (in the case of the Company, to its Senior Vice President — General Counsel) and (ii) to the fullest extent permitted by law, make no such disclosure until the other party has had a reasonable opportunity to contest the right of the requesting person or entity to obtain such disclosure.
     (c) In response to any inquiry made of Executive with respect to his resignation from the position of Executive Vice President and Chief Financial Officer of the Company, or the making of this Agreement and/or its terms and provisions, it will not be a violation of this Agreement for Executive to state that he has decided to retire but will assist Company during a transitional period.
     5.3 Executive’s Cooperation. Executive hereby agrees to cooperate, upon reasonable prior notice and at the Company’s expense, in connection with any investigation or lawsuit involving the Company on matters with respect to which Executive has or had specific knowledge or responsibility. Executive shall make himself available, at the Company’s expense, for any litigation, including, without limitation, preparation for depositions and trial. Executive will not receive compensation for time spent testifying in depositions or trial. Executive agrees not to assist or provide information or assistance in any litigation against the Company, except as required by applicable law or formal legal process after timely notice is provided to the Company to allow it to take legal action with respect to such request for information or assistance. Nothing in this Agreement shall restrict or preclude Executive from, or otherwise influence Executive in, testifying fully and truthfully in legal or administrative proceedings against the Company, as required by applicable law or formal legal process.
     5.4 Non-Admissibility. The parties agree that this Agreement shall not be admissible in any proceeding as evidence of any improper conduct by the Company.
ARTICLE 6
MISCELLANEOUS
     6.1 Free and Voluntary Act; Revocation Period; No Other Representations.
     (a) Executive acknowledges that he: (i) has been advised by the Company to discuss this Agreement with his attorney before signing this Agreement; (ii) has been afforded the opportunity to consider this Agreement for at least twenty-one (21) days; (iii) has carefully read this Agreement; (iv) understands each of the terms of this Agreement; and (v) was afforded a reasonable period in which to consider the terms of this Agreement. Executive further represents and warrants that he has knowingly and voluntarily signed this Agreement as his own free act, without coercion or duress.

     (b) Executive acknowledges that he may revoke this Agreement by delivering to the Company written notice of revocation within the seven (7) day period following the Effective Date.
     (c) Executive acknowledges that no promises or representations have been made to induce him to sign this Agreement, other than those expressly set forth in this Agreement, and that Executive has signed this Agreement as a free and voluntary act.
     6.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. In such event, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations, warranties, offers and discussions, whether verbal or written, of the parties. Notwithstanding the foregoing, Executive acknowledges and agrees that the Amended and Restated Management Stockholders Agreement by and between Executive and the Company shall remain in full force and effect in accordance with its terms.
     6.4 Amendment; Waivers. This Agreement may not be modified or amended except by a written instrument duly signed by both the parties. No waiver of a breach of any term, provision or condition of this Agreement shall constitute a waiver of any succeeding breach of the same or any other term, provision or condition hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.
     6.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.
     6.6 Resolution of Disputes by a Judge, Not a Jury. The parties desire to have any disputes between them resolved by a duly appointed and/or elected judge, as opposed to a jury. Accordingly, any claim arising under this Agreement, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, whenever brought, shall be brought in a state or federal court of competent jurisdiction, and will be tried before a judge, but not a jury. If the case is filed in state court and is otherwise removable to federal court, it may be removed. If Executive would otherwise be legally required to exhaust administrative remedies to obtain legal relief, Executive must exhaust such administrative remedies prior to pursuing a court action. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY EACH VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL.

     6.7 Notices.
     (a) All notices and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier or registered or registered mail, postage prepaid, or by facsimile transmission, and addressed as follows:

If to the Company, to:	If to Executive, to:
Dex Media, Inc.	Robert M. Neumeister, Jr.
198 Inverness Drive West,	2729 Silver Cloud Drive
Englewood, Colorado 80112	Park City, Utah 84060
Attention: Executive Vice President, General Counsel
Fax: 303-784-1915	Fax: 435-658-2481
     (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.
     (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 6.7 shall be effective: (i) upon delivery if delivered personally or by overnight courier, ten (10) Business Days after dispatch if delivered by registered or certified mail; and (iii) on the date of transmittal if given by facsimile transmission (provided such transmission is confirmed within 48 hours thereafter by a signed original sent by one of the other methods provided in this subsection).
     6.8 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     The undersigned have read and understand the consequences of this Agreement and have signed it voluntarily. The undersigned declare under penalty or perjury under the laws of the State of Colorado that the foregoing is true and correct.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DEX MEDIA, INC.
By:	/s/ SCOTT BONTEMPO
	Name:	Scott Bontempo
	Title:	Senior Vice President, Human Resources

ROBERT M. NEUMEISTER, JR.
/s/ ROBERT M. NEUMEISTER, JR.
Robert M. Neumeister, Jr.